EXHIBIT 99.1

RACKABLE SYSTEMS TO RESTATE FIRST QUARTER 2008 FINANCIAL RESULTS

Gross Margin to be Higher and Loss Per Share to be Lower Than Previously Reported

FREMONT, Calif., May 27, 2008—Rackable Systems, Inc. (NASDAQ:RACK), a leading provider of servers and storage products for large-scale data centers, today announced it plans to restate its financial results to correct an error, which is expected to result in gross margin being higher and loss per share being lower than previously reported, for the first quarter of fiscal year 2008, which ended March 29, 2008.

Rackable Systems previously announced results for the first quarter of fiscal year 2008 on April 24, 2008, followed by the filing of its Quarterly Report on Form 10-Q with the Securities and Exchange Commission on May 8, 2008, both of which can be found on the Investor Relations section of the company’s website at www.rackable.com. In those disclosures, GAAP gross margin for the first quarter of 2008 was reported at 23.5%, compared to 12.5% in the first quarter of 2007, and its basic and diluted loss per share was reported at $(0.10), compared to GAAP net loss of $(0.36) per share in the first quarter of 2007. As a result of this correction, the company expects GAAP gross margin for the first quarter of 2008 to be in the range of approximately 25% to 26%, and its basic and diluted loss per share to be in the range of approximately $(0.02) to $(0.03) per share.

Rackable Systems announced that it expects no change to total revenue and the amounts of cash, cash equivalents and short and long-term investments previously reported for the quarter. Rackable Systems ended the first quarter of 2008 reporting $206.9 million of cash and cash equivalents and short and long-term investments (as compared to $198.1 million as of December 29, 2007 and $170.1 million as of March 31, 2007).

The company expects to file its Form 10-Q/A correcting the error as soon as possible within the next several weeks.

Cautionary Statement Regarding Forward Looking Statements

The statements in this news release regarding Rackable Systems’ expected restated financial results and expected filing of its Form 10-Q/A are forward-looking statements. Actual results may differ materially due to a number of risks and uncertainties including: unexpected adjustments may by required during the finalization of the restated financial results; and the required reviews of the Form 10-Q/A may take more time than expected. Rackable Systems undertakes no responsibility to update the information in this press release.

About Rackable Systems

Rackable Systems, Inc. (NASDAQ:RACK) is a leading provider of Eco-Logical(TM) servers and storage products for large-scale data center deployments. The company’s products are designed to provide benefits in the areas of density, thermal efficiency, serviceability, power distribution, data center mobility and remote management. Founded in 1999 and based in Fremont, California, Rackable Systems is a founding member of The Green Grid and serves Internet, enterprise software, federal government, entertainment, financial services, oil and gas exploration and high performance-computing customers worldwide.

Rackable Systems and Eco-Logical are trademarks or registered trademarks of Rackable Systems(R), Inc.